Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Fourth Quarter 2017 Financial Results and Corporate Highlights

- Initiated Pivotal Phase 3 Trial of DCC-2618 in 4th Line Plus GIST; 2nd Line GIST Study Expected to Commence Later this Year -

Waltham, MA – March 28, 2018 – Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH), a clinical-stage biopharmaceutical company focused on addressing key mechanisms of tumor drug resistance, today announced financial results for the fourth quarter ended December 31, 2017, and provided an update on recent clinical and corporate developments.

“2017 was a highly productive year for Deciphera marked by significant progress with our lead program, DCC-2618. Data presented throughout the year continue to support our belief that DCC-2618 has the potential to serve as a much-needed therapy across multiple disease indications where treatment options for patients are limited,” said Michael D. Taylor, Ph.D., President and Chief Executive Officer of Deciphera. “We have entered 2018 with strong momentum, and we were pleased to announce the initiation of our pivotal Phase 3 INVICTUS study of DCC-2618 in fourth-line plus GIST, which, if successful, could serve as the basis for a New Drug Application (NDA). Pending regulatory feedback in the US and Europe, we expect to initiate an additional pivotal Phase 3 study in second-line GIST patients later this year, and we plan to report data emerging from our Phase 1 expansion study cohorts over the course of the year.”

Dr. Taylor added, “Following our successful IPO last year, we have a strong balance sheet and believe we are well-positioned for continued success across our full clinical-stage pipeline, including DCC-3014 and rebastinib, and look forward to sharing our progress throughout the coming months.”

Recent Clinical and Corporate Developments

•	DCC-2618

•	Announced the initiation of the Phase 3 INVICTUS pivotal study in January 2018 evaluating the safety and efficacy of DCC-2618, in heavily pretreated patients with advanced gastrointestinal stromal tumors (GIST). The Company expects to report top-line data from the study in 2019.

•	Received Orphan Drug Designation from the European Medicines Agency in November 2017 for the treatment of GIST.

•	Provided an enrollment update from the ongoing Phase 1 clinical trial of DCC-2618 at the Annual Meeting of The Connective Tissue Oncology Society in November 2017. As of October 31, 2017, a total of 125 patients had been dosed with DCC-2618 of which 109 were GIST patients, including 54 GIST patients in three expansion cohorts of the Phase 1 trial, which are enrolling second-line, third-line, and fourth-to-fifth line GIST patients, respectively.

•	Reported data on eight patients with malignant gliomas in the ongoing Phase 1 clinical trial of DCC-2618 at the 22nd Annual Scientific Meeting and Education Day of the Society for Neuro-Oncology in November 2017, including a 94% tumor reduction per RANO after 84 weeks (cycle 23, day 1) from a patient with glioblastoma multiforme (GBM) and amplification of three kinase genes, KIT, PDGFRα and VEGFR2.

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

•	Corporate Updates

•	Completed an initial public offering of 8,166,496 shares of its common stock in October 2017 at a public offering price of $17.00 per share, including shares pursuant to the partial exercise by the underwriters of their option to purchase additional shares. Deciphera Pharmaceuticals received net proceeds of approximately $124.6 million from the offering, after deducting underwriting discounts, commissions and offering expenses.

Fourth Quarter 2017 Financial Results

Cash Position: As of December 31, 2017, Deciphera Pharmaceuticals reported cash and cash equivalents of $196.8 million.

R&D Expenses: Research and development expenses for the fourth quarter of 2017 were $15.7 million compared to $6.5 million for the same period in 2016. The increase was primarily due to an increase in spending on the DCC-2618 program of $6.3 million as a result of clinical trial costs related to the Phase 1 trial as well as start-up activities related to the pivotal Phase 3 trial in fourth-line GIST, and increased manufacturing and preclinical study costs to support the current and planned clinical trials. In addition, facility and personnel related costs increased an aggregate of $2.9 million as the result of an increase in costs associated with early-stage drug discovery programs and headcount. Personnel costs for each of the fourth quarters of 2017 and 2016 included non-cash share-based compensation expense of $0.5 million and $0.2 million, respectively.

G&A Expenses: General and administrative expenses for the fourth quarter of 2017 were $4.7 million, compared to $2.0 million for the same period in 2016. The increase was primarily due to an increase in non-cash share-based compensation, which was $2.3 million and $0.4 million for each of the fourth quarters of 2017 and 2016, respectively. In addition, legal and professional fees increased as a result of ongoing business activities and operations as a public company.

Net Loss: For the fourth quarter of 2017, Deciphera reported a net loss of $19.9 million, or $0.62 per share, compared with a net loss of $8.6 million, or $0.74 per share, for the same period in 2016.

About Deciphera Pharmaceuticals

Deciphera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients by tackling key mechanisms of drug resistance that limit the rate and/or durability of response to existing cancer therapies. Our small molecule drug candidates are directed against an important family of enzymes called kinases, known to be directly involved in the growth and spread of many cancers. We use our deep understanding of kinase biology together with a proprietary chemistry library to purposefully design compounds that maintain kinases in a “switched off” or inactivated conformation. These investigational therapies comprise tumor-targeted agents designed to address therapeutic resistance causing mutations and immuno-targeted agents designed to control the activation of immunokinases that suppress critical immune system regulators, such as macrophages. We have used our platform to develop a diverse pipeline of tumor-targeted and immuno-targeted drug candidates designed to improve outcomes for patients with cancer by improving the quality, rate and/or durability of their responses to treatment.

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

Availability of Other Information About Deciphera Pharmaceuticals

Investors and others should note that Deciphera Pharmaceuticals communicates with its investors and the public using its company website (www.deciphera.com), including but not limited to investor presentations and scientific presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Deciphera Pharmaceuticals posts on these channels and websites could be deemed to be material information. As a result, Deciphera Pharmaceuticals encourages investors, the media and others interested in Deciphera Pharmaceuticals to review the information that it posts on these channels, including Deciphera Pharmaceuticals’ investor relations website, on a regular basis. This list of channels may be updated from time to time on Deciphera Pharmaceuticals’ investor relations website and may include other social media channels than the ones described above. The contents of Deciphera Pharmaceuticals’ website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the potential for DCC-2618 to treat GIST; statements regarding the potential benefits to patients of DCC-2618; statements regarding plans and timelines for the clinical development of DCC-2618; and Deciphera Pharmaceuticals’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Deciphera Pharmaceuticals’ drug candidates, including DCC-2618; Deciphera Pharmaceuticals‘ advancement of multiple early-stage efforts; Deciphera Pharmaceuticals’ ability to utilize the EMA orphan drug designation to accelerate the clinical development of DCC-2618 for the treatment of GIST; Deciphera Pharmaceuticals’ ability to successfully demonstrate the efficacy and safety of its drug candidates; the preclinical and clinical results for Deciphera Pharmaceuticals’ drug candidates, which may not support further development of such drug candidates; and actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Deciphera Pharmaceuticals‘ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Deciphera Pharmaceuticals’ most recent annual report on Form 10-K, and other filings that Deciphera Pharmaceuticals may make with the SEC in the future. Any forward-looking statements contained in this press release represent Deciphera Pharmaceuticals’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Deciphera Pharmaceuticals explicitly disclaims any obligation to update any forward-looking statements.

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

Contacts:

Media:

Gina Nugent, The Yates Network

gina@theyatesnetwork.com

617-460-3579

Investor Relations:

Laura Perry or Sam Martin, Argot Partners

Laura@argotpartners.com or Sam@argotpartners.com

212-600-1902

Company:

Christopher J. Morl, Chief Business Officer

Deciphera Pharmaceuticals, Inc.

cmorl@deciphera.com

781-209-6418

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

Balance Sheets

(In thousands)

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$196,754	$57,461
Prepaid expenses and other current assets	1,428	791
Property and equipment, net	838	514
Other assets	75	179

Total assets	$199,095	$58,945

Liabilities, Convertible Preferred Shares and Stockholders’ Equity/Members’ Deficit
Accounts payable	$4,395	$1,413
Accrued expenses and other liabilities	9,246	2,957
Debt obligations	1,481	1,668

Total liabilities	15,122	6,038

Convertible preferred shares	—	192,667

Total stockholders’ equity/(members’ deficit)	183,973	(139,760)

Total liabilities, convertible preferred shares and stockholders’ equity/members’ deficit	$199,095	$58,945

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	15,658	6,537	39,514	20,163
General and administrative	4,680	1,997	11,421	5,675

Total operating expenses	20,338	8,534	50,935	25,838

Loss from operations	(20,338)	(8,534)	(50,935)	(25,838)

Other income (expense):
Interest expense	(23)	(25)	(95)	(106)
Interest and other income, net	449	2	746	4

Total other income (expense), net	426	(23)	651	(102)

Net loss and comprehensive loss	$(19,912)	$(8,557)	$(50,284)	$(25,940)

Net loss per share —basic and diluted	$(0.62)	$(0.74)	$(2.99)	$(2.23)

Weighted average common shares outstanding—basic and diluted (1)	32,121,428	11,626,287	16,792,179	11,626,287

(1)	The Company did not have any common shares outstanding prior to the closing of the IPO on October 2, 2017. To determine the weighted average shares outstanding for purposes of calculating net loss per share during those periods, the Company used the weighted average number of Series A convertible preferred shares outstanding because such shares represented the most subordinated share class outstanding during those periods. Share amounts for periods prior to the IPO have been retrospectively adjusted to give effect to the exchange of Series A convertible preferred shares into shares of common stock upon the Conversion on a one-for-5.65 basis.

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com